EXHIBIT 10.5(a)
1st Amendment to Service Agreement
between
Columbia Sussex Corporation
and
Columbia Properties Vicksburg, LLC
The first amendment dated August 7, 2006, amends the Service Agreement between Columbia Sussex Corporation (CSC) and Columbia Properties Vicksburg, LLC (Vicksburg) originally dated October 27, 2003.
Whereas, the parties desire to amend the original agreement.
Now therefore, the parties agree to amend paragraph 5. Compensation to provide for annual increases in the monthly fee, currently $10,000 per monthly, on each January 1st. The fee shall increase by 3% each year.
In witness whereof, CSC and Vicksburg have caused this First Amendment to be executed in their corporate names by officers having the authority to do same as of August 7, 2006.

Columbia Properties Vicksburg, LLC		Columbia Sussex Corporation

By:	/s/ William J. Yung William J. Yung	By:	/s/ Theodore R. Mitchel Theodore R. Mitchel
	President		Secretary/Treasurer